STEPP LAW GROUP

A PROFESSIONAL CORPORATION

32 EXECUTIVE PARK, SUITE 105

IRVINE, CALIFORNIA 92614

TELEPHONE: 949.660.9700

FACSIMILE:   949.660.9010

EXHIBIT 5.1 OPINION OF COUNSEL

August 15, 2006

Golden Patriot, Corp.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

Attention:   Bradley Rudman, President

Re:  Common Stock Registered by Form SB-2

Dear Mr. Rudman:

We have acted as counsel to Golden Patriot, Corp., a Nevada corporation (the "Company"), in connection with the filing of Amendment Number 1 to a Registration Statement on Form SB-2 (the “Registration Statement”) in regards to the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of 68,454,546 shares of the Company’s $.001 par value common stock for sale by the selling stockholders specified in the Registration Statement.  In our capacity as counsel, we have been requested to provide our opinions regarding the issuance by the Company of those 68,454,546 shares.  Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish those opinions.  As specified in the Registration Statement, contemplated to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 15, 2006, the Company will register for sale:

(a)

45,454,546 million shares of the Company’s $.001 par value common stock to be issued by the Company to (i) AJW Partners, LLC; (ii) AJW Offshore, Ltd.; (iii) AJW Qualified Partners, LLC; (iv) New Millennium Capital Partners II, LLC (the “AJW Entities”) in connection with the conversion of callable secured convertible notes in the collective amount of $2,000,000.00 issued by the Company to the AJW Entities on April 12, 2006 (the “Note Shares”);

(b)

11,000,000 shares of the Company’s $.001 par value common stock issuable by the Company to the AJW Entities in connection with the exercise of stock

Golden Patriot, Corp.

August 15, 2006

purchase warrants with an exercise price of $.30 per share issued by the Company to the AJW Entities on April 12, 2006 (the “Initial Warrant Shares”);

(c)

11,000,000 shares of the Company’s $.001 par value common stock issuable by the Company to the AJW Entities in connection with the exercise of additional stock purchase warrants with an exercise price of $.30 per share issued by the Company to the AJW Entities on May 19, 2006 (the “Second Warrant Shares”); and

(d)

1,000,000 shares of the Company’s $.001 par value common stock issuable in connection with the exercise of stock purchase warrants with an exercise price of $.30 per share to be issued by the Company to Envision Capital, LLC (identified in the Registration Statement as a selling shareholder) (“Envision”) after the Commission declares the Registration Statement effective (the “Envision Shares”).

It is our opinion that:

(a)

the Note Shares, if and when issued to the AJW Entities, upon the exercise of those callable secured convertible notes, in accordance with the terms and conditions of those callable secured convertible notes, will be duly and validly authorized and issued, fully paid, and non-assessable;

(b)

the Initial Warrant Shares, if and when issued to the AJW Entities, upon the exercise of those stock purchase warrants, in accordance with the terms and conditions of those stock purchase warrants, will be duly and validly authorized and issued, fully paid, and non-assessable;

(c)

the Subsequent Warrant Shares, if and when issued to AJW Entities, upon the exercise of those additional stock purchase warrants, in accordance with the terms and conditions of those additional stock purchase warrants, will be duly and validly authorized and issued, fully paid, and non-assessable; and

(d)

The Envision Shares, if and when issued to Envision, upon the exercise of those stock purchase warrants held by Envision, in accordance with the terms and conditions of those stock purchase warrants, shall be duly authorized and issued, fully paid, and non-assessable.

We provide no opinion as to non-compliance with the laws of any particular jurisdiction in which the Note Shares, the Initial Warrant Shares, the Subsequent Warrant Shares, and the Envision Shares, or any of them, may be sold and as to the effect, if any, which such non-compliance with such laws might have.

Golden Patriot, Corp.

August 15, 2006

We consent to (i) the use of this letter as an exhibit to the Registration Statement, (ii) the discussion of this legal opinion in the prospectus portion of the Registration Statement, and (iii) the use of our name in the Registration Statement.

The opinions specified in this letter are expressly limited to the matters specified in this letter, and we furnish no opinion, express or implied, as to any other matters relating to the Company or the Company’s securities.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Note Shares, the Warrant Shares, the Subsequent Warrant Shares, and the Envision Shares or any of them, may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have any questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP

a professional corporation

/s/

By:  Thomas E. Stepp, Jr.

TES/azo